December 15, 1999

                                              Investors:       Ron Kurtz
                                                               (713) 267-3686

                                              Media:           Josh Reiss
                                                               (713) 267-3740

               MAXXAM ANNOUNCES RENEWAL OF STOCKHOLDER RIGHTS PLAN

HOUSTON, Texas (December 15, 1999)--MAXXAM Inc. (AMEX: MXM) announced today that its Board of Directors has renewed its stockholder rights plan and declared a distribution of one stock purchase right on each outstanding share of the Company's Common Stock and Series A Preferred Stock. The plan, as renewed, is substantially similar to the previous stockholder rights plan of the Company.

The rights are designed to encourage potential bidders to negotiate with the Board prior to attempting a takeover of the Company, and to discourage coercive takeover tactics that may not be in the best interests of the Company and its stockholders. The rights plan was not renewed in response to any specific effort to acquire control of the Company and the directors are not aware of any such effort.

Under the rights plan, the rights will be generally exercisable if a person or group acquires 15 percent or more of the Company's Common Stock, unless such acquirer has previously received Board approval to do so. Once the rights become exercisable, each right will, among other things, entitle stockholders (other than such acquiring person or members of such acquiring group) to purchase, at the rights' then-current exercise price, a number of shares of stock having a market value equal to twice the exercise price. The rights will also become exercisable 10 business days after a tender offer for 15 percent or more of the Company's Common Stock has been announced. In each case, the rights entitle each holder of stock (other than an acquiring person) to purchase a number of shares of stock in the Company or securities of the surviving entity in a business combination having a market value equal to twice the exercise price of the right. Holders of the Company's outstanding Series A Preferred Stock are entitled to purchase additional shares of Series A Preferred Stock. Holders of the Company's Common Stock are entitled to purchase additional shares of Common Stock. The Board of Directors established the exercise price for the Common Stock and Series A Preferred Stock at $165.00 per share, which is subject to adjustments under certain specified events.

Prior to the close of business on the tenth day following public announcement of the acquisition by a person or group of beneficial ownership of 15 percent or more of the Company's Common Stock, the rights are redeemable for one cent per right at the option of the Board of Directors. Stockholders who currently hold 15 percent or more of the Company's Common Stock will not trigger exercisability of the rights unless they acquire additional shares (subject to certain exceptions). In addition, the rights plan does not affect the acquisition or ownership of stock by the Company, any subsidiary or any employee benefit plan of the Company.

The distribution of rights will be made on December 29, 1999, payable to stockholders of record on that date, and will also attach to shares of stock issued by the Company after that date. Until the rights become exercisable, the rights will trade with the stock and will not be evidenced by separate certificates. Upon the rights becoming exercisable, the rights will trade separately from the stock and as soon as practicable thereafter, separate certificates evidencing the rights will be mailed to the holders of record of the stock as of the close of business on the date such event occurs; thereafter, the separate rights certificates alone will represent the rights. The rights distribution is not taxable to stockholders. The rights will expire on December 11, 2009.

The Company will be filing a Form 8-K with the Securities and Exchange Commission, and a mailing to all stockholders, setting forth additional details with respect to the rights plan.

                                   129-121599